Exhibit 10.5
ZSCALER, INC.
AMENDED AND RESTATED FY2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS
Unless otherwise defined herein, the terms defined in the Zscaler, Inc. Amended and Restated FY2018 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement, which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), Terms and Conditions of Restricted Stock Unit Grant attached hereto as Exhibit A, Country-Specific Provisions attached hereto as Exhibit B, and any other appendices and exhibits attached hereto (all together, the “Award Agreement”).
NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant: %%FIRST_NAME_LAST_NAME%-%
The undersigned Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number:            %%OPTION_NUMBER%-%
Date of Grant:                %%OPTION_DATE,'MONTH DD, YYYY'%-%
Vesting Commencement Date:    %%VEST_BASE_DATE,'MONTH DD, YYYY'%-%
Number of Restricted Stock Units:    %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule subject to Participant continuing to be a Service Provider through each such date.

The vesting schedule is outlined in the vesting schedule table on the following page:

Vesting Schedule Table

Vest Date	Quantity Vesting
%%VEST_DATE_PERIOD1%-%	%%SHARES_PERIOD1,’999,999,999’%-%
%%VEST_DATE_PERIOD2%-%	%%SHARES_PERIOD2,’999,999,999’%-%
%%VEST_DATE_PERIOD3%-%	%%SHARES_PERIOD3,’999,999,999’%-%
%%VEST_DATE_PERIOD4%-%	%%SHARES_PERIOD4,’999,999,999’%-%
%%VEST_DATE_PERIOD5%-%	%%SHARES_PERIOD5,’999,999,999’%-%
%%VEST_DATE_PERIOD6%-%	%%SHARES_PERIOD6,’999,999,999’%-%
%%VEST_DATE_PERIOD7%-%	%%SHARES_PERIOD7,’999,999,999’%-%
%%VEST_DATE_PERIOD8%-%	%%SHARES_PERIOD8,’999,999,999’%-%
%%VEST_DATE_PERIOD9%-%	%%SHARES_PERIOD9,’999,999,999’%-%
%%VEST_DATE_PERIOD10%-%	%%SHARES_PERIOD10,’999,999,999’%-%
%%VEST_DATE_PERIOD11%-%	%%SHARES_PERIOD11,’999,999,999’%-%
%%VEST_DATE_PERIOD12%-%	%%SHARES_PERIOD12,’999,999,999’%-%
%%VEST_DATE_PERIOD13%-%	%%SHARES_PERIOD13,’999,999,999’%-%
%%VEST_DATE_PERIOD14%-%	%%SHARES_PERIOD14,’999,999,999’%-%
%%VEST_DATE_PERIOD15%-%	%%SHARES_PERIOD15,’999,999,999’%-%
%%VEST_DATE_PERIOD16%-%	%%SHARES_PERIOD16,’999,999,999’%-%

A “Quarterly Vesting Date” is the first trading day on or after each of March 15, June 15, September 15 and December 15.
Notwithstanding the foregoing, the vesting of the Restricted Stock Units shall be subject to any vesting acceleration provisions applicable to the Restricted Stock Units contained in any change in control severance agreement, change of control severance policy, or any other agreement that, prior to and effective as of the date of this Award Agreement, has been entered into between Participant and the Company or any parent or subsidiary corporation of the Company (such agreement, a “Separate Agreement”) to the extent not otherwise duplicative of the vesting terms described above.
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
By Participant’s signature and the signature of the representative of Zscaler, Inc. (the “Company”) below or by Participant's acceptance of this agreement via the Company's designated electronic acceptance procedures, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Country-Specific Provisions attached hereto as Exhibit B, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT                    ZSCALER, INC.

_______________________                _______________________
_______________________                _______________________
_______________________                _______________________
Residence Address

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant of Restricted Stock Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.
4.Payment after Vesting.
(a)General Rule. Subject to Section 8, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse Participant, or be otherwise responsible for, any taxes or costs that may be imposed on Participant as a result of Section 409A.
5.Forfeiture Upon Termination as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Taxes.
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or the Parent or Subsidiary to which Participant is providing services (the Employer, Parent or Subsidiary, as applicable, the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Tax Withholding. In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make arrangements satisfactory to the Company and the Service Recipient to satisfy any withholding obligations the Company or the Service Recipient may have for Tax-Related Items. In this regard, Participant authorizes the Company or the Service

Recipient, as applicable, and their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:
(i)withholding from wages or other cash compensation payable to Participant by the Company or any Service Recipient;
(ii)requiring Participant to tender a cash payment to the Company or the Service Recipient;
(iii)withholding from proceeds of the sale of Shares to be issued upon vesting of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(iv)withholding in Shares to be issued upon vesting of the Restricted Stock Units (in which case Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items); and
(v)any other method acceptable to the Company and permitted under the Plan and Applicable Laws.
The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rates for Participant's jurisdiction(s). If the maximum applicable rate for Participant's jurisdiction is used in connection with the withholding methods described in (iii) or (iv) above, Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares as described in (iv) above, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the Tax-Related Items.
(c)The Company may refuse to deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations for Tax-Related Items.
(d)Tax Consequences. Participant has reviewed with his or her own tax advisors the applicable tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT), AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
10.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
11.Nature of Grant. In accepting the Restricted Stock Units, Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;
(h)for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Service Recipient (regardless of the reason for such termination and whether or not later to be found invalid or in breach of Applicable Laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to Separate Agreements) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence);
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any);
(j)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)neither the Company nor any Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement;
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit materials by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and its affiliates hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the

Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to a brokerage firm or share plan service provider designated by the Company which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, any Company-designated brokerage firm or share plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, process and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units under the Plan or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.
14.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Zscaler, Inc., 120 Holger Way, San Jose, CA 95134, USA, or at such other address as the Company may hereafter designate in writing.
15.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award

Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
17.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
18.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any U.S. or non-U.S. federal, state, or local law, the Code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission (the “SEC”) or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
19.Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. Furthermore, if Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Laws.
20.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
22.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
24.Governing Law and Venue. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed.
25.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
26.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
27.Country-Specific Provisions. The Restricted Stock Units shall be subject to any additional terms and conditions set forth for Participant’s country in Exhibit B. Moreover, if Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Award Agreement.
28.Insider Trading/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Recipient’s country of residence, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such time as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.
29.Foreign Asset/Account, Exchange Control and Tax Reporting and Other Requirements. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the Restricted Stock Units, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Participant further understands that he or she should consult Participant's personal tax and legal advisors, as applicable on these matters.
30.Clawback/Recoupment. The Restricted Stock Units and any cash payment or Shares delivered pursuant to the Restricted Stock Units are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and implementing rules and regulations thereunder, or as otherwise required by law. Further, the Restricted Stock Units, and any Shares issued upon vesting of the Restricted Stock Units, shall be subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under Applicable Laws, rules, regulations or stock exchange listing standards. In order to satisfy any recoupment obligation arising under any clawback or recoupment policy of the Company or otherwise under Applicable Laws, rules, regulations or stock exchange listing standards, among other things, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the Restricted Stock Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of any clawback or recoupment policy.
31.

EXHIBIT B
ZSCALER, INC.
AMENDED AND RESTATED FY2018 EQUITY INCENTIVE PLAN

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

Terms and Conditions
This Exhibit B includes additional (or, if so indicated, different) terms and conditions that govern the Restricted Stock Units granted to Participant if Participant resides and/or works in one of the countries listed herein.
If Participant is a citizen or resident of a country (or if Participant is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working, or if Participant transfers to another country after being granted the Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Unless otherwise defined herein, capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan or the Award Agreement, as applicable.
Notifications
This Exhibit B also includes information regarding certain issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on securities, exchange control and other laws in effect in the respective countries as of November 2023. Such laws are often complex and change frequently. As a result, Participant should not rely on the information in this Exhibit B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s individual situation.
Finally, if Participant is a citizen or resident of a country (or if Participant is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working, or if Participant transfers to another country after being granted the Restricted Stock Units, the information contained herein may not be applicable in the same manner.

EUROPEAN UNION/EUROPEAN ECONOMIC AREA
Data Privacy. The following provision replaces in its entirety Section 13 of Exhibit A:
a)Data Collection and Usage. Pursuant to applicable data protection laws, Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about Participant in connection with granting Restricted Stock Units and implementing, administering and managing Participant’s participation in the Plan. Specifics of the data processing are described below.
b)Role as a Data Controller. The Company is the data controller responsible for the processing of Participant’s personal data in connection with the Plan. Participant can reach out to privacy@zscaler.com with any questions or concerns regarding the processing of their personal data.
c)Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about Participant: Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant or the Employer (“Personal Data”).
d)Purposes and Legal Bases of Processing. The Company processes Personal Data for the purpose of performing its contractual obligations under this Award Agreement, granting Restricted Stock Units, implementing, administering and managing Participant’s participation in the Plan and facilitating compliance with applicable tax and securities law. The legal basis for the processing of the Personal Data by the Company is the necessity of the data processing for the Company to perform its contractual obligations under this Award Agreement and the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.
e)International Data Transfers. The Company operates in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that, without appropriate safeguards, Personal Data may not have an equivalent level of protection as compared to Participant’s country. To provide appropriate safeguards for the protection of Personal Data, Personal Data is transferred to the Company based on the Standard Contractual Clauses.
f)Retention. The Company will use Personal Data only as long as necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems to the fullest extent reasonably practicable. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
g)Data Subject Rights. To the extent provided by law, Participant has the right to (i) inquire whether and what kind of Personal Data the Company holds and how it is processed, and to access or request copies of such Personal Data; (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing; (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements; (iv) request the Company to restrict the processing of Personal Data in certain situations where Participant feels its processing is inappropriate; (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests; (vi) request portability of Personal Data that Participant has actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with Participant and is carried out by automated means; and (vii) lodge a complaint with the competent local data protection authority. To receive additional information regarding Participant’s rights, raise any other questions regarding the practices described in this Award Agreement or to exercise his or her rights, Participant should reach out to privacy@zscaler.com.
h)Contractual Requirement. Participant’s provision of Personal Data and its processing as described above is a contractual requirement and a condition to Participant’s ability to participate in the Plan. If Participant refuses to provide Personal Data, the Company would not be able to grant Restricted Stock Units to Participant or administer or maintain such Restricted Stock Units or allow Participant to participate in the Plan. However, Participant’s participation in the Plan and his or her acceptance of the Restricted Stock Units are purely voluntary. While Participant will not receive Restricted Stock Units if he or she decides against participating in the Plan or providing Personal Data as described above, Participant’s career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, Participant may reach out to privacy@zscaler.com.
i)Stock Plan Administration Service Providers. Participant understands that the Company will transfer Personal Data to Morgan Stanley Smith Barney LLC, 2000 Westchester Avenue, Purchase, New York 10577, U.S.A., and certain of its affiliated companies (“Morgan Stanley”), the brokerage firm and independent stock plan administrator engaged by the Company to hold Participant’s Shares and other amounts acquired under the Plan and assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. The Company’s stock plan administrator will open an account for Participant to receive and trade Shares. Participant may be asked to agree on separate terms and data processing practices with Morgan Stanley or any other service provider, with such agreement being a condition of the ability to participate in the Plan. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by reaching out to privacy@zscaler.com.

Morgan Stanley is based in the United States. Participant’s country has enacted data privacy laws that are different from the United States. By indicating consent through the company's online acceptance procedure, Participant agrees to the transfer of Personal Data to Morgan Stanley for the exclusive purpose of administering Participant’s participation in the Plan. The Company’s legal basis for the transfer of Personal Data to Morgan Stanley is Participant’s consent.
Participant may choose to opt out of allowing the Company to share Personal Data with Morgan Stanley and others as described above, although execution of such choice will mean the Company cannot grant Restricted Stock Units to Participant or allow Participant to participate in the Plan. For questions about this choice or to make this choice, Participant should reach out to privacy@zscaler.com.
AUSTRALIA
Terms and Conditions
Nature of Plan and Offer. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
Securities Law Information. This offer of Restricted Stock Units is being made under Division 1A Part 7.12 of the Corporations Act 2001 (Cth). If Participant offers Shares acquired under the Plan for sale to a person or entity resident in Australia, Participant’s offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on any disclosure obligations prior to making any such offer.
AUSTRIA
Notifications
Exchange Control Information. If Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside Austria, Participant may be required to report certain information to the Austrian National Bank. If the value of Shares meets or exceeds a certain threshold (currently EUR 5,000,000), Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the form P2. Further, if Participant holds cash in accounts outside Austria, monthly reporting requirements will apply, as explained in the next paragraph, if the aggregate transaction volume of such cash accounts meets or exceeds a certain threshold.
If Participant sells Shares, or receives any cash dividends, Participant may have exchange control obligations if Participant holds the cash proceeds outside Austria. If the transaction volume of all Participant’s accounts abroad meets or exceeds a certain threshold (currently EUR 10,000,000), Participant must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (i.e., Shares acquired under the Plan) or bank accounts opened and maintained outside Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a financial intermediary, such as a bank or broker. If the transaction is conducted through a Belgian financial intermediary, it may withhold the stock exchange tax, but if the transaction is conducted through a non-Belgian financial intermediary, the Belgian resident may need to report and pay the stock exchange tax directly. The stock exchange tax likely will apply when Shares acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.
Annual Securities Accounts Tax. An annual securities accounts tax may be payable if the total average value of securities held in a Belgian or foreign securities account (e.g., Shares) exceeds a certain threshold (currently EUR 1,000,000) on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such case, the tax will be due on the value of the qualifying securities held in such account. Participant should consult with a personal tax or financial advisor for additional details.
BRAZIL
Terms and Conditions
Nature of Grant. This provision supplements Section 11 of Exhibit A:
By accepting the Restricted Stock Units, Participant agrees that (i) he or she is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Participant.
Compliance with Law. By accepting the Restricted Stock Units, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Stock Units, the receipt of any dividends and the sale of Shares acquired under the Plan.
Notifications

Exchange Control Information. If Participant is a resident or domiciled in Brazil, he or she may be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil, depending on the aggregate value of such assets and rights. If the aggregate value of such assets and rights is US$100,000 or more but less than US$100,000,000, a declaration must be submitted annually. If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares.
CANADA
Terms and Conditions
Payment After Vesting. This provision supplements Section 4 of Exhibit A:
As provided herein, any Restricted Stock Units that vest will be paid to Participant in whole Shares. For the avoidance of doubt, any Restricted Stock Units that vest will not be settled in cash.
Nature of Grant. The following provision replaces Section 11(h) of Exhibit A:
For purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date that is the earliest of: (i) the date that Participant’s employment or service with the Company or the Service Recipient is terminated; or (ii) the date that Participant receives written notice of termination of employment or service, regardless of any notice period, period of pay in lieu of such notice, or related payments or damages provided or required to be provided under any Applicable Law in the country where Participant resides (including, but not limited to, statutory law, regulatory law and/or common law), even if such law is otherwise applicable to Participant’s employment benefits from the Employer or other Service Recipient. Unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to Separate Agreements) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date. The Administrator shall have the exclusive discretion to determine when Participant’s status as a Service Provider will be considered terminated for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence). Participant will not earn or be entitled to any pro-rated vesting of the Restricted Stock Units for that portion of time before the date on which Participant’s employment or service terminates, nor will Participant be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rata vesting to the extent any Quarterly Vesting Date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.
The following provisions apply to Participants in Quebec:

French Language Documents. A French translation of this document and the Plan will be made available to Participant as soon as reasonably practicable. Notwithstanding anything to the contrary in the Award Agreement, and unless Participant indicates otherwise, the French translation of this document and the Plan will govern Participant’s participation in the Plan.
Documents en Langue Française. Une traduction française du présent document et du Plan sera mise à la disposition du Participant dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire dans le Contrat, et à moins que le Participant n'indique le contraire, la traduction française du présent document et du Plan régira la participation du Participant au Plan.
Data Privacy. The following provision supplements Section 13 of Exhibit A:
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the Plan. Participant further authorizes the Company, the Employer or other Service Recipient and the Administrator to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in Participant’s employee file. Participant also acknowledges that the Company, Morgan Stanley, and the Employer may use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.
Notifications
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently traded on the The Nasdaq Stock Market, which is located outside of Canada, under the ticket symbol “ZS” and Shares acquired under the Plan may be sold through this exchange.
Foreign Asset / Account Reporting Information. Canadian residents are required to report foreign specified property, including Shares and rights to receive Shares (e.g., Restricted Stock Units), on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the resident. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are owned, this ACB may have to be averaged with the ACB of the other Shares. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
COLOMBIA
Terms and Conditions
Nature of Grant. This provision supplements Section 11 of Exhibit A:

Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan, the Restricted Stock Units, the underlying Shares, and any other amounts or payments granted or realized from participation in the Plan do not constitute a component of Participant's “salary” for any purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions or any other labor-related amount which may be payable.
Notifications
Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores), and therefore, the Shares cannot be offered to the public in Colombia. Nothing in the Award Agreement shall be construed as making a public offer of securities, or the promotion of financial products in Colombia.
Exchange Control Information. Foreign investments (including Shares) must be registered with the Central Bank of Colombia (Banco de la República). Upon the subsequent sale or other disposition of investments held abroad, the registration with the Central Bank must be canceled, the proceeds from the sale or other disposition of the Shares must be repatriated to Colombia and the appropriate Central Bank form must be filed (usually with Participant’s local bank). Participant acknowledges that Participant personally is responsible for complying with Colombian exchange control requirements.
Foreign Asset / Account Reporting Information. An annual informative return must be filed with the Colombian Tax Office detailing any assets held abroad (including the Shares acquired under the Plan). If the individual value of any of these assets exceeds a certain threshold, each asset must be described (e.g., its nature and its value) and the jurisdiction in which it is located must be disclosed. Participant acknowledges that Participant personally is responsible for complying with this tax reporting requirement.
COSTA RICA
There are no country-specific provisions.
DENMARK
Terms and Conditions
Danish Stock Option Act. Participant acknowledges that he or she has received an Employer Statement, attached hereto and translated into Danish, which sets forth additional terms of the Restricted Stock Units.
Notifications
Foreign Asset / Account Reporting Information. If Participant establishes an account holding Shares or cash outside Denmark, Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK
EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations, as amended January 1, 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding the restricted stock units (“RSUs”) granted to you by Zscaler, Inc. (the “Company”) under the Zscaler, Inc. Amended and Restated FY2018 Equity Incentive Plan (the “Plan”) in a written statement.

This statement contains information applicable to your participation in the Plan, as required under the Stock Option Act, while the other terms and conditions of your RSUs are described in detail in the Plan and the Restricted Stock Unit Agreement (the “Agreement”), both of which have been made available to you. Capitalized terms used but not defined herein shall have the same meanings given to them in the Plan or the Agreement, as applicable.

1.    Date of grant

The date of grant of your RSUs is the date that the Administrator approved a grant for you and determined it would be effective, which is set forth in the Agreement.

2.    Terms or conditions for option grant

    The grant of RSUs under the Plan is made at the sole discretion of the Company. Employees of the Company and its subsidiaries and affiliates, as well as certain other Service Providers, are eligible to receive grants under the Plan. The Administrator has broad discretion to determine who will receive RSUs and to set the terms and conditions of the RSUs. The Company may decide, in its sole discretion, not to make any grants of RSUs to you in the future. Under the terms of the Plan and the Agreement, you have no entitlement or claim to receive future grants of RSUs.

3.    Vesting period

    The RSUs will vest over a period of time (as set forth in the Agreement), subject to you continuing to be a Service Provider through the applicable vesting date and other conditions set forth in the Plan and Agreement.

4.    Exercise Price

    No exercise price is payable upon the vesting of your RSUs and the issuance of shares of the Company’s common stock to you in accordance with the vesting schedule described above.

5.    Your rights upon termination of employment

The treatment of your RSUs upon termination of employment will be determined in acccordance with the termination provisions of the Agreement, which are summarized immediately below. In the event of a conflict between the terms of the Agreement and the summary below, the terms set forth in the Agreement will govern the treatment of your RSUs.

If you terminate employment with the Company group, your unvested RSUs will be forfeited.

6.    Financial aspects of participating in the Plan

    The grant of RSUs has no immediate financial consequences for you. The value of the RSUs is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

    Shares of stock are financial instruments and investing in stock will always have financial risk. The future value of Company shares is unknown and cannot be predicted with certainty.

Zscaler, Inc.

120 Holger Way
San Jose, CA 95134
U.S.A.

SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK
ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold som ændret med virkning fra 1. januar 2019 (”Aktieoptionsloven”) er du berettiget til i en skriftlig erklæring at modtage følgende oplysninger om de betingede aktieenheder (”RSU'er”), som du tildeles af Zscaler, Inc. (”Selskabet”) i henhold til Zscaler, Inc. Amended and Restated FY2018 Equity Incentive Plan (”Planen”).

Denne erklæring indeholder, i henhold til Aktieoptionsloven, de oplysninger, der er gældende for din deltagelse i Planen, mens de øvrige kriterier og betingelser for dine RSU'er er beskrevet nærmere i Planen og i Restricted Stock Unit Agreement (”Aftalen”), som begge er stillet til rådighed for dig. Begreber, der står med stort begyndelsesbogstav i denne arbejdsgivererklæring, men som ikke er defineret heri, har den betydning, der er defineret i Planen, hhv. Aftalen.

1.    Tildelingstidspunkt

Tidspunktet for tildelingen af dine RSU'er er den dag, hvor Administratoren godkendte din tildeling og besluttede, at den skulle træde i kraft. Tidspunktet fremgår af Aftalen.

2.    Vilkår og betingelser for optionstildelingen

    RSU'er, der er omfattet af Planen, tildeles udelukkende efter Selskabets skøn. Tildeling kan i henhold til Planen ske til medarbejdere i Selskabet og dets datterselskaber og tilknyttede selskaber samt visse andre Tjenesteydere. Administratoren har vide beføjelser til at bestemme, hvem der skal modtage RSU'er og til at fastsætte betingelserne herfor. Selskabet kan frit vælge fremover ikke at tildele dig RSU'er. I henhold til bestemmelserne i Planen og Aftalen har du ikke hverken ret til eller krav på fremover at få tildelt RSU'er.

3.    Modningstidspunkt eller -periode

    RSU'er modnes over en periode (som anført i Aftalen), forudsat at du på det relevante modningstidspunkt fortsat er en Tjenesteyder, og at du opfylder de øvrige betingelser i Planen og i Aftalen.

4.    Udnyttelseskurs

    Der skal ikke betales nogen udnyttelseskurs i forbindelse med, at dine RSU'er modnes, og at Selskabet udsteder ordinære aktier til dig i overensstemmelse med den ovenfor beskrevne modningstidsplan.

5.    Din retsstilling i forbindelse med fratræden

Dine RSU'er vil i tilfælde af din fratræden blive behandlet i overensstemmelse med fratrædelsesbestemmelserne i Aftalen, som er refereret straks nedenfor. Hvis der er uoverensstemmelse mellem vilkårene i Aftalen og vilkårene refereret nedenfor, vil vilkårene i Aftalen være gældende for dine aktieoptioner.

Hvis dit ansættelsesforhold i Selskabets koncern ophører, vil din umodnede RSU’er bortfalde.

6.    Økonomiske aspekter ved deltagelse i Planen

    Tildelingen af RSU'er har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af RSU'er indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovbestemte, vederlagsafhængige ydelser.

    Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Den fremtidige værdi af Selskabets aktier kendes ikke og kan ikke forudsiges med sikkerhed.

Zscaler, Inc.

120 Holger Way
San Jose, CA 95134
USA

FINLAND
There are no country-specific provisions.
FRANCE
Terms and Conditions
Type of Grant. The Restricted Stock Units are granted as French-Qualified Restricted Stock Units and are intended to qualify for the special tax and social security treatment applicable to Shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended. The French-Qualified Restricted Stock Units are granted subject to the terms and conditions of the French Sub-Plan to the Plan (the “French Sub-Plan”).
Certain events may affect the status of the Restricted Stock Units as French-Qualified Restricted Stock Units or the underlying Shares, and the French-Qualified Restricted Stock Units or the underlying Shares may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-Qualified Restricted Stock Units or of the underlying Shares.
Capitalized terms not defined herein, in the Award Agreement or the Plan shall have the meanings ascribed to them in the French Sub-Plan.
Restrictions on Sale or Transfer of Shares.
(a)Minimum Vesting Period. French-Qualified Restricted Stock Units will vest according to the vesting schedule set forth in the Notice of Grant, provided, however, that under no circumstances will the French-Qualified Restricted Stock Units vest prior to the expiration of such period as is required to comply with the minimum vesting period applicable to French-Qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, the relevant sections of the French Tax Code and/or the relevant sections of the French Social Security Code, as amended, except in the case of Participant’s death. The minimum vesting period is currently one year from the Date of Grant.
(b)Minimum Mandatory Holding Period. Participant may not sell or transfer the Shares acquired upon vesting of the French-Qualified Restricted Stock Units until such time as is required to comply with the minimum holding period applicable to Shares underlying French-Qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, the relevant sections of the French Tax Code and/or the relevant sections of the French Social Security Code, as amended, except in the case of Participant’s death or Disability (as defined in the French Sub-Plan). The minimum holding period is currently two years from the Date of Grant.

Except in the case of Participant’s termination of employment due to death or Disability (as defined in the French Sub-Plan), the minimum holding period restriction will continue to apply even if Participant is no longer employed by the Company or any Parent or Subsidiary.
(c)Closed Periods. Participant may not sell any Shares issued upon vesting of the French-Qualified Restricted Stock Units during certain Closed Periods, to the extent applicable to the Shares underlying the French-Qualified Restricted Stock Units granted by the Company, as described in the French Sub-Plan.
Holding Periods for Managing Corporate Officers. If, on the Date of Grant, Participant qualifies as an executive corporate officer under French law (“mandataires sociaux”) or any similar official capacity of the Company or a Parent or Subsidiary, Participant may not sell 20% of the Shares acquired upon vesting of the French-Qualified Restricted Stock Units until the termination of such official capacity, as long as this restriction is applicable to French-Qualified Restricted Stock Units.
Termination of Service Due to Death. In the event of Participant’s death, the applicable vesting requirements will be considered met in full and Participant’s heirs may request the issuance of the Shares subject to the French-Qualified Restricted Stock Units within six months from the date of Participant’s death. If Participant’s heirs do not request the Shares within six months from the date of Participant’s death, the French-Qualified Restricted Stock Units will be forfeited.
Language Consent. By accepting the Award Agreement providing for the terms and conditions of Participant’s grant, Participant confirms having read and understood the documents relating to this grant (the Plan and this Award Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant le Contrat décrivant les termes et conditions de l’attribution («Award Agreement»), le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. If Participant is a French resident and holds Shares outside of France or maintains a foreign bank account, Participant is required to declare all foreign securities, bank, and brokerage accounts, whether open, current, or closed during the tax year, in his or her annual income tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported to the German Federal Bank (Bundesbank). If Participant otherwise makes or receives a payment in excess of EUR 12,500 (including if Participant acquires Shares under the Plan with a value in excess of this amount or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items, Participant must report the payment and/or the value of the Shares withheld or sold to the Bundesbank. Such reports must be filed either electronically by accessing the electronic General Statistics Reporting Portal (“Allgemeines Meldeportal Statistik”) via the Bundesbank’s website (www.bundesbank.de), or by such other method (e.g., email or telephone) and within such other timing as permitted or required by Bundesbank. The report must be submitted monthly or within such timing as it permitted or required by the Bundesbank. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult with his or her personal legal advisor in this regard.
Foreign Asset/Account Reporting Information. If Participant’s acquisition of Shares under the Plan leads to a so-called “qualified participation” at any point during the calendar year, Participant will need to report the acquisition when Participant files Participant’s tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds EUR 150,000 or (ii) in the unlikely event Participant holds 10% or more of the total Shares. However, as long as the Shares are listed on a recognized stock exchange (e.g., the Nasdaq Global Select Market) and Participant owns less than 1% of the Company, this requirement will not apply.
GREECE
There are no country-specific provisions.
HONG KONG

Terms and Conditions
Payment After Vesting. This provision supplements Section 4 of Exhibit A:
As provided herein, any Restricted Stock Units that vest will be paid to Participant in whole Shares. For the avoidance of doubt, any Restricted Stock Units that vest will not be settled in cash.

Sale of Shares. For any Restricted Stock Units that vest within six (6) months of the Date of Grant, Participant agrees that he or she will not dispose of the Shares acquired prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Notice. WARNING: The Restricted Stock Units and the Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to certain Service Providers. The Award Agreement, including this Exhibit B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each Participant, and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Award Agreement, including this Exhibit B, or the Plan, Participant should obtain independent professional advice.

HUNGARY

There are no country-specific provisions.

INDIA

Notifications
Exchange Control Information. Participant must repatriate any funds recognized in connection with the Restricted Stock Units to India within certain prescribed time periods (e.g., proceeds from the sale of Shares must be repatriated within 90 days of receipt or within such other period of time as may be required under applicable regulations). Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company, or the Employer or other Service Recipient requests proof of repatriation. Participant agrees to provide any information that may be required by the Company, the Employer or other Service Recipient to make any applicable filings under exchange control laws in India.
Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in their annual tax return.
INDONESIA

Terms and Conditions
Language Consent. By accepting the Restricted Stock Units, Participant (i) confirms having read and understood the documents relating to the grant (i.e., the Notice of Grant, the Plan and the Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation.
Persetujuan dan Pemberitahuan Bahasa. Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen- dokumen berkaitan dengan pemberian ini (yaitu, Pemberitahuan Pemberian, Perjanjian Penghargaan dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya.

Notifications

Exchange Control Information. If Participant remits funds into Indonesia (e.g., proceeds from the sale of Shares), the Indonesian Bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report and Participant may be required to provide information about the transaction (e.g., the relationship between Participant and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.
In addition, Participant must provide the Bank of Indonesia with information on foreign exchange activities via a monthly report submitted online through the Bank of Indonesia’s website. The report is due no later than the 15th day of the month following the month in which the activity occurred.
Foreign Asset/Account Reporting Information. Indonesian residents are required to report any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan) in their annual tax return.
IRELAND
There are no country-specific provisions.
ISRAEL
Terms and Conditions
Capital Gains Track Requirements. The following provision applies only to Participants who are or are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to the Restricted Stock Units on the Date of Grant.
Capitalized terms used but not defined in these provisions or the Plan or the Award Agreement shall have the meanings ascribed to them in the Sub-Plan to the Plan for Israeli Participants (the “Israel Sub-Plan”).
By accepting the Restricted Stock Units, Participant acknowledges and agrees that the Restricted Stock Units are subject to the Plan, the Israel Sub-Plan and Sections 102(b)(2) and (3) of the ITO, the Rules, and the Trust Agreement, a copy of which has been made available to Participant. Participant confirms that (a) Participant is familiar with the terms and provisions of Section 102 of the ITO, particularly the capital gains track described in subsection (b)(2) and (3) thereof, and agrees not to require the Trustee to release the Restricted Stock Units or to sell or transfer the Restricted Stock Units to Participant or any third party unless permitted to do so by applicable law; (b) the terms and restrictions set forth in the Israel Sub-Plan will apply to the Restricted Stock Units in all respects, including without limitation with respect to mandatory withholding requirements for Tax-Related Items, and the rights and authorities of the Company, the Employer and the Trustee with respect thereto, and (c) the Company, its affiliates, assignees and successors shall be under no duty to ensure, and no representation or commitment is made, that the Restricted Stock Units qualify or shall qualify under any particular tax treatment.

32.Participant further acknowledges and agrees that Restricted Stock Units and any Shares issued upon vesting thereof shall be deposited with the Trustee, or shall be subject to a supervisory trustee arrangement approved by the ITA for the Trustee, in order to comply with the requirements of the capital gains track under Sections 102(b)(2) and (3) of the ITO.
33.Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, Restricted Stock Units or Shares issued thereunder.
Data Privacy. The following provision supplements Section 13 of Exhibit A:
Participant hereby authorizes the Company, the Trustee and their representatives to collect, use and transfer all relevant information regarding Participant and the Restricted Stock Units to all Company personnel and agents and or third parties involved in the administration of the Plan and/or in the event of a corporate financing, merger, acquisitions and/or business transfers, including transfers outside of Israel and further transfers thereafter.
The following provision applies only to Participants who permanently transfer to Israel after the Date of Grant who do not hold 102 Capital Gains Track Grants.
Settlement of Restricted Stock Units. To facilitate compliance with withholding obligations for Tax-Related Items in Israel, the Company reserves the right to restrict Participant from acquiring Shares at settlement of the Restricted Stock Units. Instead, the Company reserves the right to make a payment to Participant in cash or its equivalent of an amount determined by multiplying (a) the fair market value per Share on the date of settlement of the Restricted Stock Units by (b) the number of Shares settled. In addition, the Company reserves the discretion to force the immediate sale of the Shares issued upon settlement of the Restricted Stock Units (on Participant’s behalf and at Participant’s direction pursuant to this authorization). Any references to the issuance of Shares in any documents related to the Restricted Stock Units shall not be applicable in these circumstances.
Notifications
Securities Law Information. The Company has obtained an exemption to the prospectus filing requirement from the Israeli Securities Authority. Accordingly, Restricted Stock Units will be granted pursuant to an exemption from filing a Plan prospectus granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available from the Company.
ITALY
Terms and Conditions
Plan Document Acknowledgement. In accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.

Participant further acknowledges that he or she has read and specifically and expressly approves the following clauses in Exhibit A: Section 3: Vesting Schedule; Section 7: Taxes; Section 11: Nature of Grant; and Section 24: Governing Law and Venue.
Notifications
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) that may generate taxable income in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. Details of any assets held outside Japan as of December 31 of each year (including Shares acquired under the Plan) must be reported to the tax authorities by March 15th of the following year, to the extent such assets have a total net fair market value exceeding a certain threshold (currently, JPY 50,000,000).
KOREA
Notifications
Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., brokerage accounts, bank accounts) to the Korean tax authority and file a report with respect to such accounts if the value of the assets in such accounts exceeds a certain threshold (currently KRW 500,000,000 or an equivalent amount in a foreign currency). Participant is responsible for complying with applicable reporting obligations and should speak to his or her personal legal advisor on this matter.
Restriction on Sale of Shares. Korean residents are not permitted to sell foreign securities (including Shares) through non-Korean brokers (such as Morgan Stanley) or deposit funds resulting from the sale of Shares in an account with an overseas financial institution. If Participant wishes to sell Shares acquired under the Plan, Participant may be required to transfer the Shares to a domestic investment broker in Korea and to effect the sale through such broker. Participant is solely responsible for engaging the domestic broker in Korea, and non-compliance with the requirement to sell Shares through a domestic broker can result in significant penalties. Participant should consult with his or her personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations he or she may have in connection with Participant’s participation in the Plan.
MEXICO

Terms and Conditions
Acknowledgment of the Agreement. By participating in the Plan, Participant acknowledges that Participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. Participant further acknowledges that Participant has read and expressly approves the terms and conditions set forth in Section 11 of Exhibit A, in which the following is clearly described and established: (i) Participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) Participant’s participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the underlying Shares.
Labor Law Policy and Acknowledgment. By participating in the Plan, Participant expressly recognizes that Zscaler, Inc., with registered offices at 120 Holger Way, San Jose, CA 95134, USA, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant's employment.
Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Términos y Condiciones
Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en Sección 11 de Exhibición A, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus Afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.

Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Zscaler, Inc., con oficinas registradas en 120 Holger Way, San Jose, CA 95134, Estados Unidos de América, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.
Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.
Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.
Securities Law Information. The Restricted Stock Units and any Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the Restricted Stock Units may not be publicly distributed in Mexico. These materials are addressed to Participant because of Participant's existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present Service Providers made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
There are no country-specific provisions.
NEPAL
Terms and Conditions
Settlement of Restricted Stock Units. The Company reserves the right to restrict Participant from acquiring Shares at settlement of the Restricted Stock Units. Instead, the Company reserves the right to make a payment to Participant in cash or its equivalent of an amount determined by multiplying

(a) the fair market value per Share on the date of settlement of the Restricted Stock Units by (b) the number of Shares settled. In addition, the Company reserves the discretion to force the immediate sale of the Shares issued upon settlement of the Restricted Stock Units (on Participant’s behalf and at Participant’s direction pursuant to this authorization). Any references to the issuance of Shares in any documents related to the Restricted Stock Units shall not be applicable in these circumstances.
NEW ZEALAND
Notifications
Securities Law Information. WARNING: Participant is being offered Restricted Stock Units which, if vested, will entitle Participant to acquire Shares in accordance with the terms of the Award Agreement and the Plan. The Shares, if issued, will give Participant a stake in the ownership of the Company. Participant may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors and holders of preference shares (if any) have been paid. Participant may lose some or all of Participant’s investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Participant may not be given all the information usually required. Participant will also have fewer other legal protections for this investment. Participant should ask questions, read all documents carefully, and seek independent financial advice before committing.
The Shares are quoted on the Nasdaq Stock Market. This means that if Participant acquires Shares under the Plan, Participant may be able to sell the Shares on the Nasdaq Stock Market if there are interested buyers. Participant may get less than Participant invested. The price will depend on the demand for the Shares.
For information on risk factors impacting the Company’s business that may affect the value of the Shares, Participant should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at https://ir.zscaler.com.
NORWAY
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Information. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland.
Further, if Participant transfers funds in excess of EUR 15,000 (or PLN15,000 if the transfer of funds is connected with the business activity of an entrepreneur) into Poland, the funds must be transferred via a bank account in Poland. Participant is required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.
QATAR
There are no country-specific provisions.
ROMANIA
Terms and Conditions
Language Consent. By accepting the Award Agreement providing for the terms and conditions of Participant’s grant, Participant confirms having read and understood the documents relating to this grant (the Plan and this Award Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly.
Consimtamant cu privire la limba. Prin acceptarea Acordului de atribuire care prevede termenii și condițiile grantului Participantului, Participantul confirmă că a citit și a înțeles documentele referitoare la acest grant (Planul și acest Acord de atribuire) care au fost furnizate în limba engleză. Participantul acceptă termenii acelor documente în consecință.
Notifications
Exchange Control Information. If Participant deposits proceeds from the sale of Shares acquired under the Plan into a bank account in Romania, Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.
RUSSIA
Terms and Conditions
Data Privacy. The following provision supplements Section 13 of Exhibit A:
Participant hereby acknowledges that Participant has read and understood the terms regarding the collection, processing and transfer of Data contained in Section 13 of Exhibit A and, by participating in the Plan, Participant agrees to such terms. In this regard, upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form to the Company or the Service Recipient (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws Russia, either now or in the future. Participant understands that Participant will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.
U.S. Transaction. Participant understands that the acceptance of the Restricted Stock Units results in an agreement between Participant and the Company that is completed in the United States and that the Award Agreement is governed by the laws of the State of California. Upon vesting and settlement of the Restricted Stock Units, any Shares to be issued to Participant shall be held or delivered to Participant in the United States and in no event will such Shares be delivered to Participant in Russia. Participant acknowledges that Participant is not permitted to sell or otherwise transfer Shares directly to other individuals in Russia, nor is Participant permitted to bring any certificates representing the Shares into Russia (if such certificates are actually issued).
Notifications
Securities Law Notification. This Award Agreement, the Plan and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Any issuance of Shares under the Plan has not and will not be registered in Russia and hence the Shares described in any Plan-related documents may not be offered or placed in public circulation in Russia.
Exchange Control Information. Temporary restrictions imposed by the Russian Presidential Decrees may prohibit Russian residents (e.g., Russian citizens and foreign nationals with a residence permit in Russia) from receiving any Shares or proceeds from the sale of Shares) into a non-Russian bank and/or brokerage account (such as Morgan Stanley). The exchange control rules and regulations in Russia are subject to very frequent change. Therefore, Participant should consult with Participant’s personal legal advisor to determine the applicability of all repatriation, remittance or other exchange control requirements that may apply to Participant before Participant accepts the Restricted Stock Units to ensure compliance with all applicable exchange control requirements.
Foreign Asset/Account Reporting Information. Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details. Russian residents are also required to file reports of the transactions in their foreign bank accounts with the Russian tax authorities on an annual basis. In addition, Russian residents are required to report any cash transactions with respect to foreign bank accounts to the Russian tax authorities. The tax authorities can require any supporting documents related to the transactions in a Russian resident’s foreign bank account. Participant should consult his or her personal tax advisor to ensure compliance with applicable requirements.
SAUDI ARABIA
Notifications
Securities Law Information. This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Participant should conduct Participant's own due diligence on the accuracy of the information relating to the securities. If Participant does not understand the contents of this document, Participant should consult an authorized financial adviser.
SINGAPORE
Notifications
Securities Law Information. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Restricted Stock Units are subject to section 257 of the SFA and Participant will not be able to make any subsequent sale of the Shares in Singapore or any offer of such subsequent sale of the Shares in Singapore, unless such offer or sale is made (i) after six (6) months from the Date of Grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Information. If Participant is a director (including an alternate, substitute or shadow director1) of a Parent or Subsidiary of the Company in Singapore, Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Parent or Subsidiary of an interest (e.g., Restricted Stock Units, Shares) in the Company or a related company within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., vesting of Restricted Stock Units, sale of Shares), or (iii) becoming or a director if such an interest exists at the time. If Participant is the chief executive officer (“CEO”) of a Parent or Subsidiary of the Company in Singapore and the above notification requirements are determined to apply to the CEO of a Singapore Parent or Subsidiary, the above notification requirements also may apply to Participant.
SOUTH AFRICA
Terms and Conditions
Taxes. The following provision supplements Section 7 of Exhibit A:
By accepting the Restricted Stock Units, Participant agrees to immediately notify the Service Recipient of the amount of any gain realized upon vesting of the Restricted Stock Units. If Participant fails to advise the Service Recipient of the gain realized upon vesting of the Restricted Stock Units, then he or she may be liable for a fine. Participant will be responsible for paying the difference between the actual tax liability and the amount withheld by the Company or the Service Recipient.
1 A shadow director is an individual who is not on the board of the Singapore Parent or Subsidiary but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

Notifications
Securities Law Information and Deemed Acceptance of Restricted Stock Units. In compliance with South African securities law, the documents listed below are available for Participant's review on the Company's “Investor Relations” page at https://ir.zscaler.com/:
(a)a copy of the Company’s most recent Annual Report on Form 10-K; and
(b)a copy of the Plan Prospectus.

A copy of the above documents will be sent to Participant free of charge on written request to Zscaler, Inc.'s Stock Administration at 120 Holger Way, San Jose, CA 95134, USA.
Participant should carefully read the materials provided before making a decision whether to participate in the Plan.
Exchange Control Information. Participant is responsible for ensuring compliance with any applicable exchange control laws and regulations in South Africa. Because no remittance of funds out of South Africa is required in connection with the Restricted Stock Units, no exchange control requirements should apply when Shares are issued upon vesting of the Restricted Stock Units. However, because exchange control regulations change frequently and without notice, Participant should consult with his or her personal legal advisor prior to the acquisition or sale of Shares to ensure compliance with current regulations.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 11 of Exhibit A:
In accepting the Restricted Stock Units, Participant acknowledges that Participant consents to participation in the Plan and has received a copy of the Plan.
Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Restricted Stock Units under the Plan to Service Providers throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary of the Company on an ongoing basis. Consequently, Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any Shares acquired under the Plan are not part of any employment contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Restricted Stock Units shall be null and void.

Participant understands and agrees that, as a condition of the grant of the Restricted Stock Units, the termination of Participant’s status as Service Provider for any reason (including the reasons listed below) will automatically result in the loss of the Restricted Stock Units to the extent the Restricted Stock Units have not vested as of the date Participant is no longer actively providing services to the Company and/or a Parent or Subsidiary of the Company. In particular, Participant understands and agrees that any unvested portion of the Restricted Stock Units as of the date Participant is no longer actively providing services will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of a termination of Participant’s status as a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. Participant acknowledges that he or she has read and specifically accepts the conditions referred to in the Notice of Grant as well as Section 11 of Exhibit A (as supplemented by this provision).
Notifications
Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Restricted Stock Units. The Plan, the Award Agreement and any other documents evidencing the grant of the Restricted Stock Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.
Exchange Control Information. Participant will be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made to Participant pursuant to the Plan) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed EUR 1,000,000. Once the EUR 1,000,000 threshold has been surpassed in either respect, Participant will generally be required to report all foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, Participant will only be required to report on an annual basis.
Foreign Asset/Account Reporting Information. Participant is required to report rights or assets deposited or held outside of Spain (including Shares acquired under the Plan or cash proceeds from the sale of such Shares) as of December 31 of each year, if the value of such rights or assets exceeds €50,000 per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.

The exchange control and foreign asset / account reporting requirements in Spain are complex. Participant should consult his or her personal legal and tax advisors to ensure compliance with the applicable requirements.
SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 7 of Exhibit A:
Without limiting the Company’s and the Service Recipient’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of Exhibit A, by accepting the Restricted Stock Units, Participant authorizes the Company and/or the Service Recipient to withhold Shares or to sell Shares otherwise deliverable upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Service Recipient have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Notifications
Securities Law Information. The Restricted Stock Units offered by the Company are considered a private offering in Switzerland; therefore, such offer is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus as such term is understood pursuant to articles 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than a Service Provider, and (iii) has been or will be filed with, approved, or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
TAIWAN
Terms and Conditions

Data Privacy Consent. The following provision supplements Section 13 of Exhibit A:
Participant hereby acknowledges that Participant has read and understood the terms regarding the collection, processing and transfer of Data contained in Section 13 of this Exhibit A and by participating in the Plan, Participant agrees to such terms. In this regard, upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form to the Service Recipient or the Company (or any other agreements or consents that may be required by the Service Recipient or the Company) that the Company and/or the Service Recipient may deem necessary to obtain under applicable data privacy laws, either now or in the future. Participant understands that Participant will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.
Notifications

Securities Law Information. The offer of participation in the Plan is available only for Service Providers. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to USD 5,000,000 per year. If the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is USD 500,000 or more, Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Participant should consult Participant's personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Notifications
Exchange Control Information. If Participant receives proceeds from the sale of Shares or cash dividends in relation to the Shares in excess of US$1,000,000 in a single transaction, Participant must immediately repatriate the funds to Thailand (or utilize such funds offshore for permissible purposes) and convert the funds to Thai Baht within 360 days of repatriation or deposit the funds in an authorized foreign exchange account in Thailand. Participant is also required to provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank.
If Participant does not repatriate such funds and utilizes them offshore for permissible purposes (i.e., purposes not listed in the negative list prescribed by the Bank of Thailand), Participant must obtain a waiver of the repatriation requirement from a commercial bank in Thailand by submitting an application and supporting documents evidencing that such funds will be utilized offshore for permissible purposes.
UNITED ARAB EMIRATES
Terms and Conditions
Securities Law Information. The Restricted Stock Units are granted under the Plan only to select Service Providers and are in the nature of providing equity incentives to Service Providers in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Service Providers and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Participant does not understand the contents of the Plan and the Award Agreement, Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the

Plan or the Award Agreement nor taken steps to verify the information set out herein, and has no responsibility for such documents.
UNITED KINGDOM
Terms and Conditions
Payment After Vesting. This provision supplements Section 4 of Exhibit A:
As provided herein, any Restricted Stock Units that vest will be paid to Participant in whole Shares. For the avoidance of doubt, any Restricted Stock Units that vest will not be settled in cash.
Taxes. The following provision supplements Section 7 of Exhibit A:
Without limitation to Section 7 of Exhibit A, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for paying the Company or the Service Recipient (as appropriate) the value of any employee NICs due on this additional benefit, which may also be collected from Participant by any of the means referred to in Section 7 of Exhibit A.
NIC Joint Election. As a condition of Participant’s participation in the Plan and the vesting and settlement of the Restricted Stock Units or receipt of any benefit in connection with the Restricted Stock Units, Participant agrees to accept any liability for secondary Class 1 NICs that may be payable by the Company or the Service Recipient (or any successor to the Company or the Service Recipient) in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, Participant agrees to enter into the following joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. Participant further agrees to enter into such other Joint Elections as may be required between Participant and any successor to the Company and/or the Service Recipient for the purpose of continuing the effectiveness of the Joint Election. Participant further agrees that the Company and/or the Service Recipient may collect the Employer’s Liability from Participant by any of the means set forth in Section 7 of Exhibit A.
If Participant does not enter into the Joint Election prior to the vesting of the Restricted Stock Units or any other event giving rise to Tax-Related Items, Participant will not be entitled to vest in the

Restricted Stock Units and receive Shares (or receive any other benefit in connection with the Restricted Stock Units) unless and until he or she enters into the Joint Election, and no Shares or other benefit will be issued to him or her under the Plan, without any liability to the Company, the Employer or any other Service Recipient.
IMPORTANT NOTE: By accepting the Restricted Stock Units (whether by signing the Notice of Restricted Stock Unit Grant or via the Company's designated electronic acceptance procedures) or by separately signing the Joint Election (whether in hard copy or electronically), Participant is agreeing to be bound by the terms of the Joint Election. Participant should read the terms of the Joint Election carefully before accepting the Award Agreement and the Joint Election. If requested by the Company, Participant agrees to execute the Joint Election in hard copy even if Participant has accepted the Award Agreement through the Company's electronic acceptance procedure.
By entering into the Joint Election:
•Participant agrees that any Employer's Liability that may arise in connection with participation in the Plan will be transferred to Participant;
•Participant authorizes his or her employer to recover an amount sufficient to cover this liability by such methods including but not limited to, deductions from Participant's salary or other payments due or the sale of sufficient shares acquired pursuant to the Restricted Stock Units or any other method set out in the Award Agreement.

ZSCALER, INC.
AMENDED AND RESTATED FY2018 EQUITY INCENTIVE PLAN
(UK Employees)
Election To Transfer the Employer’s National Insurance Liability to the Employee

1.PARTIES
This Election is between:
(A)    The individual who has gained access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive restricted stock units (“RSUs”) pursuant to the terms and conditions of the Zscaler, Inc. Amended and Restated FY2018 Equity Incentive Plan, as amended from time to time (the “Plan”), and
(B)    Zscaler, Inc. of 120 Holger Way, San Jose, CA 95134, USA (the “Company”), which may grant RSUs under the Plan and is entering into this Form of Election on behalf of the Employer.
2.    PURPOSE OF ELECTION
2.1    This Election relates to all RSUs granted to the Employee under the Plan up to the termination date of the Plan.
2.2    In this Election the following words and phrases have the following meanings:
“Taxable Event” means any event giving rise to Relevant Employment Income.
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
"Relevant Employment Income" from RSUs on which employer's National Insurance Contributions becomes due is defined as:
(i)an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);
(ii)an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or
(iii)any gain that is treated as remuneration derived from the earner's employment by virtue of section 4(4)(a) SSCBA, including without limitation:
(A)the acquisition of securities pursuant to the RSUs (within the meaning of section 477(3)(a) of ITEPA);
(B)the assignment (if applicable) or release of the RSUs in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)the receipt of a benefit in connection with the RSUs, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).
“SSCBA” means the Social Security Contributions and Benefits Act 1992.
2.3    This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.
2.4    This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.
2.5    This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).
2.6    Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Restricted Stock Unit Agreement. This Election will have effect in respect of the RSUs and any awards which replace or replaced the RSUs following their grant in circumstances where section 483 of ITEPA applies.
3.    ELECTION
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that by accepting the RSUs (whether by clicking on the “ACCEPT” box where indicated in the Company's electronic acceptance procedure or by signing the Notice of Restricted Stock Unit Grant in hard copy) or by separately signing this Election (whether in hard copy or electronically), he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.
4.    PAYMENT OF THE EMPLOYER’S LIABILITY
4.1    The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Taxable Event:
(i)    by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or
(ii)    directly from the Employee by payment in cash or cleared funds; and/or
(iii)    by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or
(iv)    by any other means specified in the Restricted Stock Unit Agreement.

4.2    The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the RSUs to the Employee until full payment of the Employer’s Liability is received.
4.3    The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).
5.    DURATION OF ELECTION
5.1    The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.
5.2    This Election will continue in effect until the earliest of the following:
(i)    the Employee and the Company agree in writing that it should cease to have effect;
(ii)    on the date the Company serves written notice on the Employee terminating its effect;
(iii)    on the date HM Revenue and Customs withdraws approval of this Election; or
(iv)    after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.
Acceptance by the Employee
The Employee acknowledges that by accepting the RSUs (whether by clicking on the “ACCEPT” box where indicated in the Company’s electronic acceptance procedure or by signing the Notice of Restricted Stock Unit Grant in hard copy) or by separately signing this Election (whether in hard copy or electronically), the Employee agrees to be bound by the terms of this Election.
Signed
_______________________________________________
The Employee
Acceptance by the Company
The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.
Signed for and on behalf of the Company

ZSCALER, INC.
By: /s/ Jay Chaudhry
Name: Jay Chaudhry
Title: CEO

SCHEDULE OF EMPLOYER COMPANIES
The following are the employing companies to which this Joint Election may apply:

Name:	Zscaler UK Ltd.
Registered Office:	Reading International Business Park, Basingstoke Rd., Reading, United Kingdom, RG2 6DA
Company Registration Number:	10299928
Corporation Tax Reference:	623 28244 22672A
PAYE Reference:	120/RB48851